FOR IMMEDIATE RELEASE


        Bio-Rad Laboratories Reports Second-Quarter Financial Results


     HERCULES, CA - August 5, 2004 - Bio-Rad Laboratories, Inc. (AMEX:
     BIO and BIOb), a multinational manufacturer and distributor of life science research products and clinical diagnostics, announced financial results today for the second quarter ended June 30, 2004. Second quarter net sales from continuing operations were $260.5 million, up 8.9 percent compared to the $239.3 million reported for the same quarter of 2003. This increase was primarily the result of organic growth in the Company's main business segments as well as currency effects. For the quarter, income from continuing operations was $20.3 million compared to $21.9 million in the second quarter of last year.

     In May, the Company sold its U.K. based confocal microscopy product line to Carl Zeiss Jena GMBH. As required by SFAS 144, the sales and expenses related to this product line for current and prior periods have been reclassified to a separate line on the income statement titled "Discontinued operations."

     Net sales for the first half of 2004 grew by 9.1 percent to $523.3 million compared to the same period last year. At 57.1 percent, gross margin for the first half of 2004 was down slightly compared to 57.5 percent in the same period of 2003. However, at 57.4 percent, second-quarter gross margin was markedly higher than the
     56.4 percent reported for the second quarter of 2003. This improvement was a result of the Company's product mix skewing toward consumables as well as the elimination of some low margin products. Income from continuing operations for the six-month period was $42.9 million, or $1.67 per share, an 11.8 percent decrease compared to the $48.6 million, or $1.92 per share, reported in the corresponding period of last year. This reduction was largely due to anticipated spending on infrastructure improvements.

     Second Quarter Highlights
     -    Overall net sales for the second quarter grew by 8.9 percent to reach $260.5 million compared to $239.3 million reported in the second quarter of 2003. On a currency-neutral basis, revenues were up 4.2 percent versus second-quarter 2003 results.
     -    Basic earnings from continuing operations were $0.79 per
       share, or $0.76 per share on a diluted basis, compared to basic earnings per share of $0.86 and diluted earnings per share of $0.83 in the same period of 2003.
     - Life Science segment net sales for the quarter were $113.9 million, 3.4 percent higher than the comparable period last year.
     On a currency neutral basis, segment sales declined by 1.3 percent for the quarter. Overall performance in the Life Science segment was negatively impacted by increased competition in certain instrumentation businesses and the timing of shipments in the process chromatography business. Solid performers in this segment included the multiplex protein array technology, amplification reagents, and electrophoresis product lines.
                                   (more)
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     Bio-Rad Reports Second Quarter 2004
     Page 2


     - The Clinical Diagnostics segment reported net sales of $144.4 million for the quarter, up 13.4 percent compared to the second quarter of 2003, or 8.8 percent excluding currency effects. These results were the result of growth in several areas including autoimmune testing, quality-control management and diabetes monitoring, as well as the addition of acquired Hematronix products to the quality controls portfolio. Moreover, sales of Bio-Rad's Platelia(TM) Aspergillus EIA test kit in the United States and Canada gained momentum, in part due to the Company's co-marketing agreement with Enzon Pharmaceuticals, Inc.
     - During the quarter, the Company granted a worldwide, non-exclusive sublicense to OraSure Technologies, Inc. under patents relating to the Human Immunodeficiency Virus, Type 2, or HIV-2.

     "While our life science market is experiencing modest growth to date, we are anticipating the introduction of several very interesting new products in the coming months," said Norman Schwartz, President and Chief Executive Officer. "This, coupled with the recent introduction of the Bio-Plex(TM) 2200 to the diagnostic market, should provide good momentum during the second half of the year."

     Management will discuss these results in a conference call at 2:00 p.m. PT (5:00 p.m. ET) August 5, 2004. Interested parties can access the call by dialing (800) 901-5218 (in the U.S.), or (617) 786-4511 (international), access number 89936051. The live web cast can be accessed at http://www.bio-rad.com. A replay of the call will be available at (888) 286-8010 (in the U.S.), or (617) 801-6888 (international), access number 73327988, for seven days following the call and the web cast can be accessed at http://www.bio-rad.com for 30 days.

     Bio-Rad Laboratories, Inc. is a multinational manufacturer and distributor of life science research products and clinical diagnostics. It is based in Hercules, California, and serves more than 70,000 research and industry customers worldwide through a network of more than 30 wholly owned subsidiary offices.

     Various statements made within this press release may constitute "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. The forward-looking statements contained herein involve risks and uncertainties that could cause results to differ materially from the Company's expectations.

     For more information contact:
     Christine Tsingos, Vice President and Chief Financial Officer, or Ron Hutton, Treasurer
     Bio-Rad Laboratories, Inc.
     Phone:  (510) 724-7000
     E-mail:  investor_relations@bio-rad.com
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                     Bio-Rad Laboratories, Inc.
                         Second Quarter 2004
             Condensed Consolidated Statements of Income

                (In thousands, except per share data)
                             (UNAUDITED)






                                      Three Months Ended    Six Months Ended
                                            June 30,            June 30,

                                       2004       2003       2004       2003
                                     --------   --------   --------   --------
 Net sales                           $260,546   $239,325   $523,295   $479,723
 Cost of goods sold                   110,885    104,265    224,370    203,985
                                     --------   --------   --------   --------
 Gross profit                         149,661    135,060    298,925    275,738

 Selling, general and
   administrative expense              90,199     76,947    177,256    152,269
 Product research and
   development expense                 25,545     21,990     49,878     42,601
 Purchased in-process research
   and development expense                  -          -        900          -
 Interest expense                       4,919      3,696      9,969      8,347
 Foreign exchange losses, net             545        554        747      1,323
 Other (income) expense, net             (866)      (880)      (650)    (1,484)
                                     --------   --------   --------   --------
 Income from continuing
   operations before taxes             29,319     32,753     60,825     72,682
 Provision for income taxes            (9,048)   (10,834)   (17,934)   (24,050)
                                     --------   --------   --------   --------
 Income from continuing operations     20,271     21,919     42,891     48,632
                                     --------   --------   --------   --------
 Discontinued operations
  Discontinued operations (net of tax)   (845)      (963)    (1,487)    (1,312)
  Gain on divestiture (net of tax)      3,437          -      3,437          -
                                     --------   --------   --------   --------
  Total discontinued operations         2,592       (963)     1,950     (1,312)
                                     --------   --------   --------   --------
 Net income                          $ 22,863   $ 20,956   $ 44,841   $ 47,320
                                     ========   ========   ========   ========

 Basic earnings per share
  Continuing operations              $   0.79   $   0.86   $   1.67   $   1.92
  Discontinued operations                0.10      (0.03)      0.08      (0.05)
                                     --------   --------   --------   --------
  Net income                            $0.89      $0.83   $   1.75   $   1.87
                                     ========   ========   ========   ========

  Weighted average common shares       25,699     25,386     25,662     25,336
                                     ========   ========   ========   ========

 Diluted earnings per share
  Continuing operations              $   0.76   $   0.83   $   1.62   $   1.86
  Discontinued operations                0.10      (0.03)      0.07      (0.05)
                                     --------   --------   --------   --------
  Net income                         $   0.86   $   0.80   $   1.69   $   1.81
                                     ========   ========   ========   ========

  Adjusted weighted average shares     26,504     26,341     26,474     26,214
                                     ========   ========   ========   ========


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                     Bio-Rad Laboratories, Inc.
            Summary Condensed Consolidated Balance Sheets

                           (In thousands)
                             (UNAUDITED)





                                                   At June 30,  At December 31,
                                                       2004           2003
                                                   ---------      ---------
 Current assets:
   Cash and cash equivalents                      $  155,329     $  148,642
   Accounts receivable, net                          234,003        234,085
   Inventories, net                                  188,564        190,258
   Prepaid expenses, taxes and other current assets   82,491         97,893
                                                   ---------      ---------
     Total current assets                            660,387        670,878

 Net property, plant and equipment                   186,233        179,123
 Goodwill, net                                        72,741         69,503
 Other assets                                        103,399         67,354
                                                   ---------      ---------
     Total assets                                 $1,022,760     $  986,858
                                                   =========      =========

 Current liabilities:
   Notes payable and current maturities
     of long-term debt                            $    9,987     $   10,423
   Accounts payable                                   67,340         53,995
   Accrued payroll and employee benefits              59,464         71,650
   Sales, income and other taxes payable              12,634         20,833
   Other current liabilities                          61,712         77,425
                                                   ---------      ---------
     Total current liabilities                       211,137        234,326

 Long-term debt, net of current maturities           226,098        225,835
 Deferred tax liabilities                             15,962         13,991
 Other long-term liabilities                          25,043         16,899
 Stockholders' equity                                544,520        495,807
                                                   ---------      ---------
     Total liabilities and stockholders' equity   $1,022,760     $  986,858
                                                   =========      =========


 Certain items have been reclassified to conform to the current year presentation.

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                    Bio-Rad Laboratories, Inc.
      Summary Condensed Consolidated Statement of Cash Flows

                          (In thousands)
                            (UNAUDITED)


                                                        Period Ended June 30,
                                                        2004            2003
                                                     ---------       ---------
Cash flows from operating activities:
   Cash received from customers                      $ 517,385       $ 499,425
   Cash paid to suppliers and employees               (440,664)       (409,833)
   Interest paid                                        (9,866)         (9,164)
   Income tax payments                                 (20,860)        (31,632)
   Miscellaneous receipts (payments)                     3,568            (149)
   Discontinued operations                              (2,019)         (2,055)
                                                     ---------       ---------
   Net cash provided by operating activities            47,544          46,592

Cash flows from investing activities:
   Capital expenditures, net                           (29,057)        (25,368)
   Other investing activities                          (16,378)        (14,908)
                                                     ---------       ---------
   Net cash used in investing activities               (45,435)        (40,276)

Cash flows from financing activities:
   Long-term borrowings                                      0          10,835
   Payments on long-term debt                             (212)        (18,109)
   Other financing activities                            3,465           6,002
                                                     ---------       ---------
   Net cash provided by (used in)
     financing activities                                3,253          (1,272)

Effect of exchange rate changes on cash                  1,325          (3,949)
                                                     ---------       ---------
Net increase in cash and cash equivalents                6,687           1,095
Cash and cash equivalents at beginning of period       148,642          27,733
                                                     =========       =========
Cash and cash equivalents at end of period           $ 155,329       $  28,828


Reconciliation of income from continuing operations to net cash provided by operating activities:

Income from continuing operations                    $  42,891       $  48,632
Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation and amortization                        22,881          20,495
   Changes in working capital                          (19,540)        (37,131)
   Other                                                 2,799          15,908
   Discontinued operations                              (1,487)         (1,312)
                                                     ---------       ---------
Net cash provided by operating activities            $  47,544       $  46,592
                                                     =========       =========


Certain items have been reclassified to conform to the current year presentation.
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